UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2023

Optimus Healthcare Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	333-261849	65-0181535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Old Country Road, Suite 306 Westbury, New York	11590
(Address of Principal Executive Offices)	(Zip Code)

(516) 806-4201

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain officers

On April 3, 2023, Optimus Healthcare Services, Inc. (the “Company”) appointed Thomas McNeill as Senior Vice President - Chief Financial Officer of the Company, effective immediately. Mr. McNeill was previously appointed as Vice-President – Finance of the Company on February 16, 2023. Mr. McNeill does not have any family relationship with any director, executive officer or person nominated or chosen by us to become an executive officer or director. There is no understanding or arrangement between Mr. McNeill and any other person pursuant to which Mr. McNeill was selected as an executive officer or a director. There are no transactions in which Mr. McNeill has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. McNeill has been a Chief Financial Officer (“CFO”) since 1996 and has twenty years’ of SEC reporting experience with several public companies, as well as a full range of financial and operational experience.  From March 2019 until August 2022, he was CFO at CVD equipment Corporation, a public corporation. From April 2015 to March 2019, he was CFO at Century Direct, LLC, a printing and mailing company serving the direct mail marketing industry.  From November 2014 to April 2015, he was a consultant at Mailmen Inc. until its assets were purchased by Century Direct, LLC.  Mr. McNeill was CFO/COO at Nina Mclemore from July 2013 to June 2014, a woman’s retail apparel Company.  Additionally on the Public reporting side, he was CFO at DineWise, Inc. from April 2006 to April 2013, a direct to consumer prepared frozen foods company, and from October 1996 to April 2006, was CFO at Global Payment Technologies, Inc, a hi-tech manufacturing and engineering company.  Mr. McNeill is a Certified Public Accountant who began his career at KPMG, achieving the position of audit manager. Mr. McNeill holds a BBA in accounting from Hofstra University.

Effective February 16, 2023, the Company entered into a letter employment agreement with Mr. McNeill. Mr. McNeill’s base salary with the Company is $237,500 per year and he is eligible to receive an annual bonus from the Company of up to 50% of his base salary per year at the discretion of the board of the Company. Mr. McNeill was also granted options to purchase 250,000 shares of the Company’s common stock, which vest in four equal installments commencing on the date of the agreement and each anniversary thereafter. Mr. McNeill is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time. The agreement may be terminated by us at any time and for any reason (or no reason), and with or without cause, provided if the agreement is terminated without cause, we are required to provide Mr. McNeill at least 1-day prior written notice. Mr. McNeill may terminate the agreement for any reason (or no reason) upon 30 days prior written notice. If the employment agreement is terminated by us without cause or if Mr. McNeill terminates his employment for good reason, Mr. McNeill shall receive: (i) a pro-rated bonus for the year in which such termination became effective: (ii) continued payment of his base compensation during the 12 month period following termination; (iii) immediate vesting of all unvested equity awards held immediately prior to his termination date; and (iv) payment of the cost of medical insurance for a period of 12 months following termination. The employment agreement also contains covenants: (i) assigning all intellectual property developed by Mr. McNeill during the employment term to us; (ii) prohibiting the executive from disclosing confidential information regarding us; and (iii) prohibiting Mr. McNeill from soliciting our employees or consultants during the term of the employment agreement and for a period of one year thereafter.

On April 3, 2023, in connection with Mr. McNeill’s appointment, Cliff Saffron resigned as chief financial officer of the Company, effective immediately. Mr. Saffron will continue to serve as general counsel of the Company.

A copy of the letter employment agreement with Mr. McNeill is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The summary of the agreement described above does not purport to be complete and is subject to and qualified in its entirety by reference to the attached agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Letter Agreement, effective February 16, 2023, between the Company and Thomas McNeill
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMUS HEALTHCARE SERVICES, INC.

By:	/s/ Cliff Saffron
Cliff Saffron
General Counsel

Dated: April 6, 2023